UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
__________________

Date of Report (Date of earliest event reported):
July 7, 2008

CORNERSTONE GROWTH & INCOME REIT, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	333-139704	20-5721212
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01  Other Events

On July 7, 2008, our board of directors declared a daily dividend on our common stock commencing on the date that we accept subscriptions for the purchase of the minimum offering amount of 100,000 shares of our common stock. The dividends will be calculated based on stockholders of record each day during the period from the initial subscription acceptance date through September 30, 2008 at a rate of $0.00205 per share per day. The dividends will equal a daily amount that, if paid each day for a 365-day period, would equate to a 7.5% annualized rate based on a purchase price of $10.00 per share. The dividends will be paid on the 15th day following the end of the month that includes the last daily record date for the declared dividend. Investors may choose to receive cash distributions or purchase additional shares through our distribution reinvestment plan.

We do not own any properties as of the date of this report, and have not yet identified a property or other interest in real estate to acquire upon breaking escrow.  Until proceeds from our offering are invested and generating operating cash flow sufficient to make distributions to stockholders, we intend to pay all or a substantial portion of our distributions from the proceeds of our offering or from borrowings in anticipation of future cash flow.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE GROWTH & INCOME REIT, INC.

Dated: July 8, 2008	By:	/s/Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer